EXHIBIT 3.1.1
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                                  AMENDMENT TO
                  CERTIFICATE OF DESIGNATION OF PREFERENCES OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                           OF URECOATS INDUSTRIES INC.


Urecoats Industries Inc. hereby certifies that:

     Pursuant to resolution of the Board of Directors of Urecoats Industries Inc., a Certificate Designation of Preferred of Series B Convertible Preferred Stock of Urecoats Industries Inc., ("Certificate of Designation") was heretofore filed with the office of the Secretary of State of the State of Delaware on November 2, 2001; and

     Pursuant to resolution of the Board of Directors and the consent of the holder of all of the outstanding Series B Convertible Preferred Stock, the terms of the Certificate of Designation and Preferences of the Series B Convertible Preferred Stock were amended and supplemented by adding a new paragraph providing for adjustment in the event of recapitalization, dividends, stock splits and mergers prior to conversion.

          NOW THEREFORE, the Certificate of Designation is hereby amended and supplemented by adding a new paragraph (13) thereto which shall be entitled "Adjustments" as follows:

               (13) ADJUSTMENTS. In the event the Company shall at any time prior to the conversion of this Series B Preferred Stock:

                        (a) declare to the holders of its Common Shares a dividend payable in Common Shares, the holder hereof, upon the conversion of this Series B Preferred Stock after the record date for the determination of holders of Common Shares entitled to receive such dividend, shall be entitled to receive, in addition to the number of Common Shares into which this Series B Preferred Stock is convertible, such additional Common Shares as such holder would have received if he had theretofore converted and been the holder of record of such number if Common Shares on such record date; or

                        (b) effect a stock split or recapitalization of such character that the Common Shares shall be changed into or become exchangeable for larger or smaller number of shares, then upon the effective date thereof the number of Common Shares which the holder hereof shall be entitled to acquire hereunder on conversion shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of Common Shares by reason of such recapitalization and the number of recapitalized Common Shares shall in the case of an increase in the number of recapitalized Common Shares be proportionately increased upon conversion and in the case of a decrease in the number of recapitalized decreased upon conversion; or




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                        (c)     consolidate or merge with or transfer all or
substantially all of its assets as an entirety to any other corporation, then the holder hereof upon the conversion of this Series B Preferred Stock after the effective date of such consolidation or merger or transfer shall be entitled to receive the number of shares or other securities or property of the corporation resulting from such consolidation or merger or to which such transfer was made which such holder would have received if he had theretofore converted the Series B Preferred Stock and been the holder of record of the Common Shares on the effective date of such consolidation or merger or transfer.

     To the extent amended and supplemented hereby, the Certificate of Designation for the Series B Convertible Preferred Stock of Urecoats Industries Inc. filed with the secretary of State of the State of Delaware, be and the same is ratified and approved.


                                          URECOATS INDUSTRIES INC.



                                          By: /s/ Timothy M. Kardok, President
                                             ---------------------------------
                                          Name: Timothy M. Kardok
                                          Title: President


ATTESTED:




By: /s/ Michael T. Adams, Secretary
    -------------------------------
Name: Michael T. Adams
Title: Secretary




















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STATE OF FLORIDA        )
                        )  ss.
COUNTY OF BROWARD       )



     On this 31st day of December in the year 2001, before me, Jane D. Ferrell, Notary Public in and for said State of Florida, personally appeared Timothy M. Kardok, the President of Urecoats Industries Inc., a Delaware corporation, and Michael T. Adams, the Corporate Secretary of the same, both known to me to be the persons who executed the foregoing instrument on behalf of said corporation and each acknowledged to me that they executed the same for the purposes therein stated.


                                                          /s/ Jane D. Ferrell
                                                          -------------------
                                                          Notary Public


My commission expires:

   August 12, 2005
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